Exhibit 10.2

FIRST AMENDMENT TO DEED OF LEASE

THIS FIRST AMENDMENT TO DEED OF LEASE (“First Amendment”) is made this 17th day of August, 2015, by and between FIRSTFIELD HOLDCO, LLC a Delaware limited liability company (“Landlord”), and NOVAVAX, INC., a Delaware corporation (“Tenant”).

WITNESSETH:

WHEREAS, by that certain Deed of Lease dated February 4, 2015 (the “Lease”), Landlord leased to Tenant, and Tenant leased from Landlord, approximately 29,954 square feet of rentable area (the “Premises”), on the first (1st) and second (2nd) floors in the building located at 21 Firstfield Road, Gaithersburg, Maryland (the “Building”), upon the terms and conditions set forth in the Lease;

WHEREAS, Landlord has timely delivered the IBT Release (as defined in the Lease) to Tenant and, as a result thereof, Tenant is obligated to lease the Must Take Space (as defined in the Lease) in accordance with the terms of the Lease; and

WHEREAS, Landlord and Tenant desire to amend the Lease in order to reflect the Tenant’s lease of the Must Take Space, and to otherwise modify the terms and conditions of the Lease, all upon the terms and conditions more particularly set forth herein.

NOW, THEREFORE, for and in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant do hereby agree as follows:

1.                  Capitalized Terms. Capitalized terms used in this First Amendment and not otherwise defined herein shall have the meanings ascribed to them in the Lease.

2.                  Tenant Notice Address. Section 1.K of the Lease is deleted in its entirety and replaced with the following:

“K. Tenant Notice Address: Novavax, Inc., 20 Firstfield Road, Gaithersburg, MD 20878, Attention: General Counsel.”

3.                  Tenant’s Key Executives. Section 1.GG of the Lease is deleted in its entirety and replaced with the following:

“GG. Tenant’s Key Executives: Merv Hamer (Vice President, Facilities and Engineering), Barclay Philips (Senior Vice President, Chief Financial Officer and Treasurer), John Herrmann (Senior Vice President, General Counsel and Secretary), and Tim Hahn (Senior Vice President, Manufacturing).”

4.                  IBT Release. Landlord and Tenant acknowledge and agree that Landlord timely delivered the IBT Release, such that Tenant shall have no right to terminate the Lease as to the First Floor Premises pursuant Section 2.B of the Lease, and such termination right is hereby null and void and of no further force or effect. All other rights of Tenant set forth in Section 2.B(i) of the Lease with respect to the timing of delivery of the First Floor Premises to Tenant shall continue in full force and effect.

5.                  Tenant’s Lease of Must Take Space. In accordance with Section 43.A of the Lease (captioned “Obligation to Lease Must Take Space”), Landlord hereby leases unto Tenant, and Tenant hereby leases from Landlord, the Must Take Space, comprising approximately Twenty-Two Thousand Eight Hundred Thirty-Six (22,836) square feet of rentable area on the first (1st) and second (2nd) floors of the Building, and known as Suite 101, Suite 102 and Suite 202, which Must Take Space is hereby agreed to be that certain space which is shown on Exhibit G attached to the Lease. The Term of the Lease with respect to the Must Take Space (the “Must Take Space Term”) shall commence on the Must Take Space Commencement Date (as such term is defined in Section 43.C of the Lease) and shall continue through and including the Lease Expiration Date. Landlord hereby represents that pursuant to the IBT Lease, IBT is required to deliver a decommissioning report to Landlord reflecting its efforts to decommission the space it had occupied under the IBT Lease. Landlord agrees to reasonably enforce IBT’s decommissioning obligations in the IBT Lease. At or around the Must Take Space Commencement Date, Landlord shall deliver to Tenant a copy of any such space decommissioning report that is actually delivered to Landlord by IBT pursuant to the terms and conditions of the IBT Lease, but IBT's failure to comply with its obligation to provide Landlord with the decommissioning report shall not (i) affect the Must Take Space Commencement Date or Tenant's lease of the Must Take Space, or (ii) modify in any way Landlord's or Tenant's respective rights and obligations as set forth in Section 36 of the Lease (captioned “Hazardous Materials”). Landlord hereby leases the Must Take Space to Tenant and Tenant hereby leases the Must Take Space from Landlord for the Must Take Space Term.

6.                  Must Take Space Tenant Allowance. Landlord and Tenant hereby agree and acknowledge that pursuant to Section 43.E. of the Lease (captioned “Condition of Must-Take Space; Must-Take Space Allowance”), Tenant accepts (as of the Must Take Space Commencement Date) the Must Take Space in its as-is condition. The parties agree that Must Take Space Tenant Allowance is Three Million Four Hundred Twenty-Five Thousand Four Hundred Dollars ($3,425,400.00) (i.e. the product of (i) One Hundred Fifty Dollars ($150.00) multiplied by (ii) 22,836 rentable square feet of area comprising the Must Take Space). The disbursement of the Must Take Space Tenant Allowance shall be governed in accordance with the terms and conditions set forth in said Section 43.E of the Lease and the Work Agreement attached to the Lease as Exhibit D, as applicable.

7.                  Must Take Space Base Rent. In addition to the Base Rent for the Premises set forth in Section 4 of the Lease and all other amounts coming due and payable under the Lease, commencing on the Must Take Space Commencement Date and continuing thereafter throughout the Must Take Space Term, Tenant covenants and agrees to pay to Landlord Base Rent for the Must Take Space in the following amounts (the “Must Take Space Base Rent”):

Time Period	Rate of Must Take Space Base Rent Per Square Foot Per Annum	Rate of Must Take Space Base Rent Per Annum	Must Take Space Monthly Base Rent
(Must Take Space Commencement Date- 6/30/16)	$22.00	$502,392.00	$41,866.00
7/1/16-6/30/17	$22.55	$514,951.80	$42,912.65
7/1/17-6/30/18	$23.11	$527,739.96	$43,978.33
7/1/18-6/30/19	$23.69	$540,984.84	$45,082.07
7/1/19-6/30/20	$24.28	$554,458.08	$46,204.84
7/1/20-6/30/21	$24.89	$568,388.04	$47,365.67
7/1/21-6/30/22	$25.51	$582,546.36	$48,545.53
7/1/22-6/30/23	$26.15	$597,161.40	$49,763.45
7/1/23-6/30/24	$26.80	$612,004.80	$51,000.40
7/1/24-6/30/25	$27.47	$627,304.92	$52,275.41
7/1/25-6/30/26	$28.16	$643,061.76	$53,588.48
7/1/26-11/30/26	$28.86	$659,046.96	$54,920.58

Subject to the Must Take Space Free Rent Period described in Section 43.C of the Lease, the Must Take Space Base Rent shall be payable at the same times and in the same manner as set forth in the Lease for the payment of Base Rent.

8.                  Tenant’s Share of Operating Expenses and Tenant’s Share of Real Estate Tax Expenses. With respect to all periods commencing on and after the Must Take Space Commencement Date, Tenant’s Share of Operating Expenses and Tenant’s Share of Real Estate Tax Expenses shall be calculated based on the total number of rentable square feet of area comprising the Premises (i.e., 42,266 square feet of rentable area as of the Must Take Space Commencement Date) divided by the total number of rentable square feet of area in the Building (i.e., 52,790 rentable square feet). With respect to all periods commencing on and after the First Floor Premises Lease Commencement Date, Tenant’s Share of Operating Expenses and Tenant’s Share of Real Estate Tax Expenses shall be calculated based on the total number of rentable square feet of area comprising the Premises (i.e., 52,790 square feet of rentable area as of the First Floor Premises Lease Commencement Date) divided by the total number of square feet of rentable area in the Building (i.e., 52,790 square feet of rentable area), such that Tenant’s Share of Operating Expenses shall be one hundred percent (100%) and Tenant’s Share of Real Estate Tax Expenses shall be one hundred percent (100%).

9.                  Must Take Space Security Deposit. Pursuant to Section 35.A of the Lease (captioned “Amounts and Uses”), Landlord and Tenant hereby agree and acknowledge that the Must Take Space Security Deposit is One Hundred Twenty-Five Thousand Five Hundred Ninety-Eight Dollars ($125,598.00). Tenant shall deliver the Must Take Space Security Deposit on the Must Take Space Commencement Date, and the Must Take Space Security Deposit shall thereafter be held by the Landlord in accordance with the terms of Section 35 of the Lease.

10.              Modification of Tenant Termination Option. Section 42 of the Lease (captioned “Tenant’s Termination Option”) is hereby amended by deleting therefrom Section 42.A. thereof in its entirety, which Section 42.A is of no further force or effect as of the date hereof.

11.              Subordination. Landlord and Tenant acknowledge and agree that Section 22.E. of the Lease (captioned “Must Take Space Non-Disturbance Obligations”) governs the parties’ respective rights and obligations with respect to subordination of the Lease to a future Mortgage in connection with this First Amendment, which Section 22.E shall continue to be applicable following the date of execution of this First Amendment.

12.              Exhibits. The Lease is hereby amended by inserting therein Exhibit C-1 attached hereto, which Exhibit C-1 is hereby incorporated into the Lease by reference and made a part hereof.

13.              Confirmation of Certain Lease Terms. If requested by the other party at any time, each party shall promptly execute a declaration in the form attached hereto as Exhibit C-1 and made a part hereof.

14.              Brokers. Landlord and Tenant each represent and warrant to the other that, except as hereinafter provided, neither of them has employed any broker in procuring or carrying on any negotiations relating to this First Amendment. Landlord and Tenant shall indemnify each other against, and hold each other harmless from, any costs, expenses and liabilities, including, without limitation, reasonable attorney’s fees and expenses, relating to the breach of the foregoing representation and warranty by the indemnifying party. Landlord recognizes only Scheer Partners, Inc., as agent for Landlord, and Jones Lang LaSalle, as agent for Tenant, as the brokers with respect to this First Amendment and agrees to be responsible for the payment of any commission to said broker pursuant to separate written agreements with said brokers.

15.              Authority. Landlord and Tenant represent and warrant to each other that the person signing this First Amendment on its behalf has the requisite authority and power to execute this First Amendment and to thereby bind the party on whose behalf it is being signed.

[Signature Page Follows.]

IN WITNESS WHEREOF, Landlord and Tenant have executed this First Amendment to Deed of Lease as of the day and year first hereinabove written.

WITNESS:		LANDLORD:

FIRSTFIELD HOLDCO LLC, a Delaware limited liability company

		By:	Greater Washington Life Sciences Fund, L.L.C., its Sole Member

			By:	Greater Washington LSF Manager, LLC, its Managing Member

By:	/s/ Sara Martinez			By:	/s/ Robert Scheer
				Name:	Robert Scheer
				Its:	Manager

ATTEST:		TENANT:

[Corporate seal]		NOVAVAX, INC., a Delaware corporation

By:	/s/ Jon Wallinger	By:	/s/ Barclay Phillips
Name:	Jon Wallinger	Name:	Barclay Phillips
Its:	Senior Counsel	Its:	SVP, CFO and Treasurer

EXHIBIT C-1

DECLARATION BY LANDLORD AND TENANT
AS TO DATE OF DELIVERY AND ACCEPTANCE OF
POSSESSION OF MUST TAKE SPACE, ETC.

THIS DECLARATION made this            day of August, 2015 is hereby attached to and made a part of the Deed of Lease dated February 4, 2015 (as amended the “Lease”), entered into by and between FIRSTFIELD HOLDCO LLC, a Delaware limited liability company, as Landlord, and NOVAVAX, INC., a Delaware corporation, as Tenant. All terms used in this Declaration have the same meaning as they have in the Lease.

1.      Landlord and Tenant do hereby declare that the Must Take Space Commencement Date is August __, 2015;

2.      As of the date hereof, the Lease is in full force and effect, and Landlord has fulfilled all of its obligations under the Lease required to be fulfilled by Landlord on or prior to said date.

WITNESS:	LANDLORD:

FIRSTFIELD HOLDCO LLC, a Delaware limited liability company

	By:	Greater Washington Life Sciences Fund, L.L.C., its Sole Member

		By:	Greater Washington LSF Manager, LLC, its Managing Member

By:			By:
Name:
Its:

ATTEST:	TENANT:

[Corporate seal]	NOVAVAX, INC., a Delaware corporation

By:	By:
Name:	Name:
Its:	Its:

[NOTE: NOT TO BE EXECUTED AT TIME OF EXECUTION OF FIRST AMENDMENT]